Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2015 RESULTS
Company raises full year volumes while maintaining total capital and cost outlook

HOUSTON (August 3, 2015) -- Noble Energy, Inc. (NYSE: NBL) announced today a second quarter 2015 net loss of $109 million, or $0.28 per diluted share. Excluding the impact of certain items which would typically not be considered by analysts in published earnings estimates, second quarter 2015 adjusted income(1) was $101 million, or $0.26 per diluted share. Discretionary cash flow(1) was $461 million and net cash provided by operating activities was $424 million. Capital expenditures for the second quarter of 2015 totaled $799 million.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Although these are challenging times in our industry, Noble Energy has maintained a strong financial position, improved operating efficiencies and continued our strong safety culture and performance. Operational execution again drove volumes above expectations while materially reducing our operating and overhead costs.”

Mr. Stover continued, “Mid-year 2015 marks a strategic inflection point for Noble Energy. We have added new positions in some of the best areas of the Eagle Ford and Delaware Basins, and the integration of these assets is on track. At the same time, important infrastructure expansions in the DJ Basin provide the new capacity needed to support optimal production. We have also worked with the government of Israel on establishing a regulatory framework for natural gas development, which is progressing toward final approval.”

“Looking forward, our production is ramping through the remainder of the year, while capital continues to trend lower each quarter. Production increases are driven from our onshore assets and major project startups in the Gulf of Mexico. In addition, we have two material offshore exploration wells currently drilling, one in the Falkland Islands and one in Cameroon, which provide substantial new resource potential. Our operational performance and financial strength will continue to deliver differential results for Noble Energy.”

Total sales volumes for the quarter averaged 299 thousand barrels of oil equivalent per day (MBoe/d), an increase of three percent compared to the second quarter of 2014, or seven percent after adjusting for non-core assets divested during 2014. Liquids comprised 43 percent (33 percent crude oil and condensate and 10 percent natural gas liquids) of second quarter 2015 sales volumes, with natural gas the remaining 57 percent.

Higher sales volumes versus the 2014 period were primarily a result of continued development of the DJ Basin and Marcellus Shale plays, where combined production was up 28 percent. Horizontal production in these plays increased 45 percent compared to the second quarter of last year. Offshore sales volumes were lower than the 2014 period and were impacted by planned downtime and maintenance in the Gulf of Mexico and Equatorial Guinea. Assets sold in 2014, including production from the Piceance Basin and China, accounted for a 10 MBoe/d decrease from the second quarter of 2014 to 2015.

Second quarter 2015 total production costs, including lease operating expense, production and ad valorem taxes, and transportation and gathering declined to $7.83 per barrel of oil equivalent (Boe), a reduction of 17 percent versus the second quarter of 2014 and 13 percent versus the first quarter of 2015. Lease operating expense (LOE) was reduced to $4.74 per Boe in the second quarter of 2015, a decline of 19 percent from the second quarter of last year and 14 percent from the first quarter of this year. The lower LOE rate is a result of systematic cost reduction and efficiency initiatives as well as supplier pricing negotiations. General and administrative costs were $104 million, down nearly 20 percent from the same quarter of last year.

Adjustments to the net loss for the second quarter of 2015 included non-cash commodity derivative losses of $274 million, as a result of the value change of the Company’s existing crude oil and natural gas hedge positions as of the end of the quarter. The Company also adjusted from earnings certain asset impairments ($15 million), corporate restructuring costs ($18 million), and the termination of the Company’s defined benefit pension program ($21 million). The effective tax rate on adjusted income was an overall tax benefit of nearly 150 percent, reflecting current tax expense related to foreign income in Equatorial Guinea and Israel and a deferred tax benefit in the Company’s U.S. operations.

ROSETTA RESOURCES INC. ACQUISITION
On July 20, 2015, the stockholders of Rosetta overwhelmingly approved the acquisition by Noble Energy. Highlights of the acquisition include:

•	Approximately 50,000 net acres in the Eagle Ford Shale and 54,000 net acres in the Permian (45,000 in the Delaware Basin and 9,000 in the Midland Basin).

•	Year-end 2014 proved reserves of 282 million barrels of oil equivalent.

•	Production of approximately 63 MBoe/d (second quarter 2015 average).

•	More than 1,800 gross horizontal drilling locations identified for development, with net unrisked resource potential of approximately one billion barrels of oil equivalent.

•
Per well estimated ultimate recoveries have been increased 25 percent for Lower Eagle Ford wells in the South Gates Ranch area of the Eagle Ford Shale and 30 percent for Wolfcamp A wells in the Delaware Basin. Recent well results are outperforming even the enhanced type curves.

•	Noble Energy anticipates more than 15 percent compounded annual production growth from these assets to an average of more than 100 MBoe/d in 2018.

•	Approximately $40 million G&A synergies per year.

•	Substantial operational efficiencies expected across the combined onshore U.S. portfolio (DJ Basin, Marcellus Shale, Eagle Ford Shale, Delaware Basin).

OPERATIONS UPDATE

DJ BASIN
In the DJ Basin, sales volumes averaged 108 MBoe/d in the second quarter of 2015, up 10 percent versus the second quarter of last year. Liquids made up 66 percent of DJ Basin volumes (49 percent crude oil and condensate and 17 percent natural gas liquids) and 34 percent was natural gas. Second quarter 2015 sales volumes were impacted by heavy rainfall and isolated flooding throughout the DJ Basin, as well as high line pressures in the northern part of Wattenberg, which together reduced second quarter 2015 volumes by approximately three thousand barrels of oil equivalent per day.

Third-party gas processing capacity in Greater Wattenberg expanded late in the second quarter of 2015 with the Lucerne-2 gas processing plant, which is designed for 200 million cubic feet of natural gas per day (MMcf/d), commencing operation. Lucerne-2 is ramping toward full capacity, expanding total gas processing on the third-party system to more than 800 MMcf/d. Compression projects in Wattenberg, including the Rocky (100 MMcf/d) and Troudt (45 MMcf/d) compressor stations, also started-up by the end of the June 2015. Following the gas processing and compression additions, line pressures in the northern part of Greater Wattenberg have experienced a reduction of 50 to 75 psi during the early part of the third quarter. Construction has begun on the low-pressure line-loop system (DCP Grand Parkway) in the northern part of Wattenberg and is estimated for completion by the end of 2015 / early 2016.

Highlights for the quarter included:

•	Horizontal sales volumes totaled 90 MBoe/d, up more than 30 percent from the same quarter of last year.

•	Operated 4 drilling rigs in the Basin.

•
Drilled 44 wells at an average lateral length of more than 5,950 feet. The average spud to rig release time for a standard lateral length well (4,500 lateral feet) decreased to 6.1 days, or 24 percent lower than the corresponding time in the second quarter of 2014. The Company recently drilled a 9,287 foot lateral well in less than seven days.

•
Standard lateral length well costs, including allocated production facility costs, continue to decline and are anticipated to average $3.5 million in Wells Ranch and $3.9 million in East Pony for the second half of the year.

•
Long lateral well costs, normalized to a standard length lateral, are below $3.0 million. Approximately 60 percent of wells to be drilled in the second half of this year will be extended reach lateral wells.

•
Commenced production on 46 wells, including 11 extended reach lateral wells (equivalent to 57 standard length wells). 70 percent of wells that commenced production in the second quarter were located in the East Pony IDP, where production was up more than 100 percent from the second quarter of 2014, exiting the quarter at approximately 25 MBoe/d net.

•	The 100% owned Keota gas processing plant in the East Pony IDP area commenced operation.

•
The Tallgrass crude oil lateral pipeline connecting East Pony IDP production to the Pony Express pipeline to Cushing, started-up in the second quarter of 2015. Noble Energy is exporting approximately 85 percent of gross oil produced out of the basin via pipeline or rail.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged a record 427 million cubic feet of natural gas equivalent per day (MMcfe/d), a 70 percent increase versus the same quarter of last year. Natural gas represented 86 percent of second quarter 2015 volumes, with the remaining 14 percent being condensate and natural gas liquids (NGLs).

In response to the current environment, the JV partnership is aligned to continue reducing drilling activity in the basin during the second half of the year. Operated horizontal drilling, with one rig currently active, will be reduced to zero rigs in the middle part of the third quarter. The Company’s JV partner is currently running two horizontal rigs which will also be reduced to zero early in the fourth quarter.

Highlights for the quarter included:

•	Averaged 2 operated and 2 non-operated horizontal drilling rigs.

•	Drilled 20 operated wells at an average lateral length of 9,200 feet. Included in the wells drilled was a record 13,917 foot lateral on the OXF-97 pad in Doddridge County, West Virginia.

•
Reduced drilling cost per lateral foot to an average of approximately $300, more than 30 percent lower than the 2014 average. The OXF-97 pad, including 8 wells, is the Company’s first operated pad to have all wells drilled to the curve point with a top hole rig.

•	Commenced production on 19 operated wells, having an average lateral length of 7,800 feet.

•	JV partner CONSOL Energy drilled 15 wells (9,400 foot average lateral length), and 11 dry gas wells commenced production.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 12 MBoe/d, which were comprised of 75 percent crude oil and condensate, eight percent NGLs, and 17 percent natural gas. Planned third-party facility maintenance at the Na Kika platform and well operations at Galapagos reduced net production by approximately two thousand barrels of oil equivalent per day during the quarter.

Highlights for the quarter included:

•
Progress towards first production for the Big Bend and Dantzler fields remains on schedule. Pipeline installation for the Big Bend project is nearing completion. Big Bend (1 well), with total project completion of 85 percent, is planned to commence production in the fourth quarter of 2015. Dantzler (2 wells), which has a total project completion of 70 percent, is planned to startup around the end of the year. The two fields will tie back to the Thunderhawk production facility.

•
Successfully drilled a development well at Gunflint, encountering net pay and reservoir quality consistent with pre-drill expectations. Sidetrack drilling operations have commenced on the second development well at Gunflint. First production from the field is projected in mid-2016 as a two-well tieback to the Gulfstar 1 facility.

WEST AFRICA
Hydrocarbon sales in Equatorial Guinea averaged 68 MBoe/d, comprised of 46 percent crude oil and condensate, five percent NGLs, and 49 percent natural gas. Sales volumes for the quarter were reduced by planned facility maintenance at the Alba field and the associated LPG plant, representing a seven thousand barrels of oil equivalent per day impact to total sales volumes.

Highlights for the quarter included:

•
Active production management, facility optimization, and strong reservoir performance resulted in better than forecasted gross daily production averages of 33 MBbl/d for Aseng and 31 MBbl/d for Alen. Production volumes for Alen were a quarterly record.

•	Successfully drilled the C-21 development well at Alba. First production from the well is planned by the end of the third quarter of 2015.

•	Installation of compression upgrades at Alba is now 70 percent complete and expected to commence operation in 2016.

•
Drilling the Cheetah prospect, located in the shallow water offshore Cameroon, commenced in early July 2015. Results are anticipated by the end of the third quarter. Cheetah, with unrisked gross mean resources of more than 100 million barrels of oil equivalent, is a four-way structure and represents the Company’s first Cretaceous oil prospect in Cameroon. Noble Energy operates the Cheetah prospect with a 47 percent interest.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 217 MMcfe/d, equivalent to the second quarter of last year, reflecting mild seasonal weather demand in the second quarter of 2015.

Highlights for the quarter included:

•
Submitted Declaration of Commerciality and Preliminary Development Plan for the Cyprus Aphrodite natural gas field. Noble Energy and partners are beginning regional gas marketing of the Aphrodite resource and performing pre-FEED work for a potential development connecting the Aphrodite field to natural gas customers in Egypt.

•	Completed the Ashdod Onshore Terminal compression project, increasing peak natural gas deliverability at Tamar to 1.2 billion cubic feet of natural gas equivalent per day.

•	Worked with the government of Israel on establishing a regulatory framework to provide certainty necessary for future investment, which the government of Israel is progressing toward final approval.

OTHER

•
Drilling at the Humpback prospect, offshore the Falkland Islands, is underway. Humpback (NBL operated with a 35 percent interest), with more than 250 million barrels of gross unrisked oil resources, is anticipated to be at total depth by the end of the third quarter.

•	Commenced decommissioning of the MacCulloch field in the North Sea. Shut in of the field, which took place as expected, reduced Company volumes by approximately 800 Boe/d beginning May 2015.

•	Exited the second quarter of 2015 with $5.3 billion in financial liquidity, including $1.3 billion in cash and $4 billion of an unused credit facility.

OPERATIONAL AND FINANCIAL GUIDANCE
Total organic capital spend in 2015 remains unchanged at $2.9 billion for legacy Noble Energy assets plus $165 million incremental capex allocated to the Eagle Ford/Delaware assets (post the closing of the transaction).

Full year 2015 Noble Energy sales volumes, prior to the inclusion of Rosetta assets, have been increased to between 305 and 320 MBoe/d, reflecting strong confidence in underlying performance and development execution for the second half of the year. Third quarter sales volumes are anticipated to be 345 to 365 MBoe/d, which includes the Eagle Ford and Delaware assets for the period of July 20, 2015 to September 30, 2015. Fourth quarter 2015 sales volumes are expected to increase to a range of 375 to 400 MBoe/d.

Detailed volume and other guidance for the remainder of 2015 is as follows:

	3Q 2015	4Q 2015
Crude Oil and Condensate (MBbl/d)
United States	80 - 83	92 - 96
Equatorial Guinea	23 - 25	33 - 36
Equatorial Guinea - equity method investment	1 - 2	1 - 2

Natural Gas (MMcf/d)
United States	710 - 730	780 - 800
Equatorial Guinea	200 - 220	200 - 220
Israel	260 - 285	230 - 255

Natural Gas Liquids (MBbl/d)
United States	41 - 44	45 - 49
Equatorial Guinea - equity method investment	4 - 6	4 - 6

Costs and Expenses
Lease operating ($/Boe)	$4.40 - $4.60	$4.25 - $4.50
Transportation and gathering ($/Boe)	$2.40 - $2.60	$2.40 - $2.60
Depreciation, depletion and amortization ($/Boe)	$15.50 - $16.00	$15.50 - $16.00
Production and ad valorem taxes (% of oil, gas, and NGL revenues)	3.8% - 4.2%	3.8% - 4.2%
Exploration ($MM)	$150 - $200	$60 - $100
General and administrative ($MM)	$120 - $135	$120 - $135
Interest ($MM net)	$80 - $90	$80 - $90

Other Items
Outstanding shares - diluted (MM)	420 - 430	430 - 440

Commodity Hedges
Noble Energy holds the following crude oil and natural gas derivative instruments for the remainder of 2015:

			Crude Oil Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Fixed Swaps	NYMEX WTI	27,000	$88.80
Fixed Swaps	Dated Brent	8,000	$100.31
Two-Way Collars Three-Way Collars	NYMEX WTI NYMEX WTI	5,000 20,000		$70.50	$50.00 $87.55	$64.94 $94.41
Three-Way Collars	Dated Brent	13,000		$76.92	$96.00	$108.49

			Natural Gas Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(MMBtu/d)	($/MMBtu)	($/MMBtu)	($/MMBtu)	($/MMBtu)

Fixed Swaps	NYMEX HH	140,000	$4.30
Three-Way Collars	NYMEX HH	150,000		$3.58	$4.25	$5.04

Noble Energy hedges held by NBL Texas, LLC as of July 20, 2015 and for the remainder of 2015 are as follows:

			Crude Oil Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index (2)	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Two-Way Collars		8,000			$55.00	$84.80
Fixed Swaps		12,000	$89.81

			Natural Gas Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index (2)	(MMBtu/d)	($/MMBtu)	($/MMBtu)	($/MMBtu)	($/MMBtu)

Fixed Swaps		50,000	$4.13
Two-Way Collars		50,000			$3.60	$5.04

			Natural Gas Liquids Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Fixed Swaps	Ethane	2,476	$11.31
Fixed Swaps	Propane	1,750	$43.35
Fixed Swaps	Isobutane	617	$53.05
Fixed Swaps	Butane	579	$52.53
Fixed Swaps	Pentanes	579	$77.72

(1)A Non-GAAP measure, see attached Reconciliation Schedules
(2)Include a combination of NYMEX WTI and Argus LLS indices for crude oil hedges, and a combination of Houston Ship Channel and Tennessee Zone 0 indices for natural gas.

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-296-4197 and 719-457-2084. The pass code number is 5150352. A replay will be available on the website.

Noble Energy (NYSE: NBL) is a global independent oil and natural gas exploration and production company, with total proved reserves of 1.7 billion barrels of oil equivalent at year-end 2014 (pro forma for the Rosetta acquisition). The company’s diverse resource base includes positions in four premier unconventional U.S. onshore plays - the DJ Basin, Marcellus Shale, Eagle Ford Shale and Permian Basin - and offshore in the U.S. Gulf of Mexico, Eastern Mediterranean and West Africa. Driven by its purpose, Energizing the World, Bettering People’s Lives®, the company is committed to safely and responsibly providing energy to the world while positively impacting the lives of our stakeholders. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

John Nicholson
(281) 876-6186
John.nicholson@nblenergy.com

Media Contacts:
Reba Reid
(281) 943-1789
reba.reid@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “net unrisked resource potential,” “unrisked oil resources,” “unrisked gross mean resources,” and “type curves” which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	Per Diluted Share	2014	Per Diluted Share	2015	Per Diluted Share	2014	Per Diluted Share
Net Income (Loss)	$(109)	$(0.28)	$192	$0.52	$(131)	$(0.35)	$392	$1.07
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	274	0.70	187	0.52	334	0.88	228	0.63
Asset impairments [2]	15	0.04	34	0.09	43	0.11	131	0.36
(Gain) on divestitures [3]	(1)	—	(44)	(0.12)	—	—	(42)	(0.12)
Deferred compensation [4]	(7)	(0.02)	8	0.02	(5)	(0.01)	12	0.03
Corporate restructuring [5]	18	0.05	—	—	18	0.05	—	—
Stacked drilling rig [6]	7	0.02	—	—	7	0.02	—	—
Pension plan termination [7]	21	0.05	—	—	21	0.05	—	—
Other adjustments	7	0.02	(1)	—	8	0.02	(1)	—
Total adjustments before tax	334	0.86	184	0.51	426	1.12	328	0.90
Income tax effect of adjustments [8]	(124)	(0.32)	(53)	(0.15)	(184)	(0.48)	(97)	(0.26)
Adjusted Income	$101	$0.26	$323	$0.88	$111	$0.29	$623	$1.71
Weighted average number of shares outstanding
Diluted	390		366		382		365

NOTE:
Adjusted income should not be considered an alternative to, or more meaningful than, net income (loss) as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities. See Schedule 2: Summary Statement of Operations.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount for 2015 relates primarily to Eastern Mediterranean and Gulf of Mexico properties and amount for 2014 relates primarily to North Sea properties.

[3]	Amounts for 2014 represent sales of non-core onshore U.S. properties and China assets.

[4]	Amounts represent (increases) decreases in the fair value of shares of our common stock held in a rabbi trust.

[5]	Amount represents severance costs and expenses associated with the relocation of our accounting department from Ardmore, Oklahoma, to Houston, Texas.

[6]	Amount represents the day rate cost associated with drilling rigs under contract, but not currently being utilized in our US onshore drilling programs.

[7]	Amount represents reclassification of previously unrecognized pension plan loss from other comprehensive loss. Noble Energy is terminating a defined benefit pension plan.

[8]	The income tax effect of adjustments is determined for each major tax jurisdiction for each adjusting item.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Crude oil and condensate	$483	$971	$914	$1,899
Natural gas	215	297	492	622
Natural gas liquids	24	70	56	144
Income from equity method investees	6	45	24	97
Other	2	—	4	—
Total revenues	730	1,383	1,490	2,762
Operating Expenses
Lease operating expense	129	150	286	292
Production and ad valorem taxes	28	53	61	102
Transportation and gathering expense	56	41	112	80
Exploration expense	41	59	106	133
Depreciation, depletion and amortization	451	413	905	837
General and administrative	104	127	198	266
Asset impairments	15	34	43	131
Other operating (income) expense, net	67	(23)	73	(12)
Total operating expenses	891	854	1,784	1,829
Operating Income (Loss)	(161)	529	(294)	933
Other (Income) Expense
(Gain) loss on commodity derivative instruments	87	236	(63)	311
Interest, net of amount capitalized	54	52	112	99
Other non-operating (income) expense, net	(9)	8	(9)	13
Total other (income) expense	132	296	40	423
Income (Loss) Before Income Taxes	(293)	233	(334)	510
Income Tax (Benefit) Provision	(184)	41	(203)	118
Net Income (Loss)	$(109)	$192	$(131)	$392
Earnings (Loss) Per Share
Earnings (Loss) Per Share, Basic	$(0.28)	$0.53	$(0.35)	$1.09
Earnings (Loss) Per Share, Diluted	$(0.28)	$0.52	$(0.35)	$1.07

Weighted average number of shares outstanding
Basic	387	361	378	361
Diluted	387	366	378	365

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2015.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	65	65	69	65
Equatorial Guinea	31	34	30	34
Other International	—	5	1	5
Total consolidated operations	96	104	100	104
Equity method investee - Equatorial Guinea	1	2	1	2
Total sales volumes	97	106	101	106
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$52.44	$99.39	$48.20	$98.22
Equatorial Guinea	60.02	108.08	54.97	106.92
Other International	—	104.70	55.52	104.48
Consolidated average realized prices	$54.91	$102.53	$50.29	$101.39
Natural Gas Sales Volumes (MMcf/d)
United States	613	469	616	476
Equatorial Guinea	202	248	216	245
Israel	215	218	229	218
Total sales volumes	1,030	935	1,061	939
Natural Gas Realized Prices ($/Mcf)
United States	$1.90	$4.24	$2.31	$4.52
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.34	5.57	5.40	5.59
Consolidated average realized prices	$2.30	$3.50	$2.56	$3.66
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	27	22	26	20
Equity method investee - Equatorial Guinea	3	6	4	6
Total sales volumes	30	28	30	26
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$9.64	$34.66	$12.00	$39.10
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	194	166	198	165
Equatorial Guinea	65	75	66	74
Israel	36	37	38	37
Other International	—	5	1	5
Total consolidated operations	295	283	303	281
Equity method investee - Equatorial Guinea	4	7	6	7
Total sales volumes	299	290	309	288

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,278	$1,183
Accounts receivable, net	554	857
Commodity derivative assets, current	456	710
Other current assets	244	325
Total current assets	2,532	3,075
Net property, plant and equipment	18,823	18,143
Goodwill	616	620
Other noncurrent assets	714	715
Total Assets	$22,685	$22,553
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,222	$1,578
Other current liabilities	834	944
Total current liabilities	2,056	2,522
Long-term debt	6,112	6,103
Deferred income taxes	2,278	2,516
Other noncurrent liabilities	1,030	1,087
Total Liabilities	11,476	12,228
Total Shareholders’ Equity	11,209	10,325
Total Liabilities and Shareholders’ Equity	$22,685	$22,553

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2015.

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted Income [1]	$101	$323	$111	$623
Adjustments to reconcile adjusted income to discretionary cash flow
Depreciation, depletion and amortization	451	412	905	837
Exploration expense	41	59	106	133
(Income)/Dividends from equity method investments, net	22	10	4	(3)
Deferred income taxes	(168)	61	(136)	122
Stock-based compensation expense	17	22	38	45
Other	(3)	—	(11)	—
Discretionary Cash Flow	$461	$887	$1,017	$1,757
Reconciliation to Operating Cash Flows
Net changes in working capital	16	(13)	34	105
Cash exploration costs	(31)	(47)	(60)	(107)
Current tax benefit of earnings adjustments	8	—	8	—
Corporate restructuring	(18)	—	(18)	—
Stacked drilling rig	(7)	—	(7)	—
Other adjustments	(5)	—	(8)	2
Net Cash Provided by Operating Activities	$424	$827	$966	$1,757

Capital expenditures (accrual based)	$799	$1,272	$1,663	$2,223
Increase in capital lease obligations [2]	8	16	31	21
Total Capital Expenditures (Accrual Based)	$807	$1,288	$1,694	$2,244

NOTE:
Discretionary cash flow should not be considered an alternative to, or more meaningful than, net income (loss), net cash provided by operating activities, or any other measure as reported in accordance with GAAP. The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry. However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities.

[1]	See Schedule 1: Reconciliation of Net Income (Loss) to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.